Exhibit 10.2

NOTE

March 31, 2004

$917,095.44	San Diego, California

     FOR VALUE RECEIVED, Acceris Communications Inc., a Florida corporation formerly known as I-Link Incorporated (the “Maker”) hereby promises effective as of March 31, 2004, to pay to the order of COUNSEL CORPORATION (US), a Delaware corporation (the “Payee”) in immediately available funds, on or before the Maturity Date, the principal sum of Nine-Hundred and Seventeen Thousand and Ninety-Five and 44/l00ths Dollars ($917,095.44), pursuant to the Loan Agreement, as that term is defined below, together with interest thereon as provided herein. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as defined below).

     1. Loan Agreement. The unpaid principal balance of this Note shall bear interest commencing April 1, 2004, at the rate and in the manner determined in accordance with the provisions of that certain Amended and Restated Loan Agreement dated as of January 30, 2004, between the Maker and the Payee (as the same may be amended, modified, extended or restated, the “Loan Agreement”), the terms of which are incorporated herein by reference.

     2. Address for Payments. All payments made hereunder shall be paid in lawful money of the United States of America at Payee’s business address, or at such other place as the Payee may at any time or from time to time designate in writing to the Maker.

     3. Severability. If any part of this Note is declared invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Note, which shall continue in full force and effect. Any provision that is invalid or unenforceable in any application shall remain in full force and effect as to valid applications.

     4. Notices. All notices which are required or permitted hereunder shall be given by first class mail, to be confirmed by telephone.

     5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York with the exception of the conflicts of laws provisions thereof.

     6. Authority. The party executing this Note for and on behalf of Maker warrants and represents that he has full power and authority to bind Maker for the uses and purposes as in this Note contained.

     7. Waivers.

          (a) Maker hereby waives and renounces, for itself and all its successors and assigns, all right to the benefit of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided or which hereafter may be provided by the Constitution and laws of the United States of America and of any state thereof, as to itself and in and to all of its property, real and personal, against the enforcement and collection of the Indebtedness evidenced by this Note.

     (b) Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker.

     8. Prohibition on Assignment. Maker shall not give, grant, bargain, sell, transfer, assign, convey or deliver this Note or any of its obligations hereunder.

     IN WITNESS WHEREOF, the Maker has executed this Note as of the date and year first above written.

ACCERIS COMMUNICATIONS, INC.

By:

Its

2

PROMISSORY NOTE

$2,050,000.00	March 12, 2004

     FOR VALUE RECEIVED, Acceris Communications Inc., a Florida corporation formerly known as I-Link Incorporated (the “Maker”) promises to pay to Counsel Corporation, an Ontario corporation, or its assigns (the “Payee”), in the lawful money of the United States of America (“Dollars” or “$”) the principal sum of Two Million Dollars ($2,050,000.00) funded from time to time by Payee to Maker, together with interest thereon as set forth herein, on or before the Maturity Date as provided below and in accordance with the provisions of that certain Loan Agreement dated as of January 26, 2004 between the Maker and Payee as the same may be amended, modified, extended or restated, the “Loan Agreement.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Loan Agreement.

     1. Interest. The outstanding principal amount of this Promissory Note (the “Note”), together with unpaid interest, shall bear interest at the rate of ten percent (10%) per annum commencing on the date funded as to principal hereunder, namely, commencing February 17, 2004 in respect of One Million Dollars ($1,000,000.00) funded on that date, commencing February 27, 2004 in respect of One Million Dollars ($1,000,000.00) funded on that date, and commencing on March 12, 2004 in respect of Fifty Thousand ($50,000.00) funded on that date, which interest shall accrue and be compounded quarterly and shall result in a corresponding increase in the principal amount of the Indebtedness.

     2. Time and Place of Payment. The Indebtedness shall be due and payable in full on June 30, 2005 (the “Maturity Date”); provided, however, the Maturity Date shall be accelerated to the date ten (10) calendar days following closing under or conclusion of each occurrence of (a) the sale or sales by Maker to a third party unrelated to Payee of the Buyers United, Inc. Series B Convertible Preferred Stock and/or the common stock into which such stock is convertible owned by Maker and held by Payee as security for the performance by Maker hereunder pursuant to the Stock Pledge Agreement between the Maker and Payee (as hereinafter defined), or any portion thereof (a “BUI Sale”) or (b) an equity investment or investments in Maker by a third party unrelated to Payee through the capital markets, whether pursuant to a registered offering or unregistered offering or other transaction (an “Equity Investment”); provided, further, however, that the Maturity Date shall be accelerated with respect only to the portion of the unpaid Indebtedness equal to the net amount received by Maker from any such BUI Sale or any such Equity Investment.

     3. The Indebtedness, including that portion of the Indebtedness represented by this Note, is secured pursuant to that Amended and Restated Stock Pledge Agreement between the Maker and Payee dated as of January 26, 2004, executed and delivered concurrent herewith as the same has been amended, modified, extended or restated, the “Stock Pledge Agreement.”

     4. Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default (each an “Event of Default”):

     (a) Maker shall fail to pay any of the Indebtedness pursuant to terms of this Note;

     (b) Maker shall fail to comply with any term, obligation, covenant, or condition contained in any agreement between Maker and Payee (each, an “Agreement”);

     (c) Any warranty or representation made to Payee by Maker under any Agreement proves to have been false when made or furnished;

     (d) If Maker voluntarily files a petition under the federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor federal statute relating to bankruptcy,

insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or files an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Maker is adjudged a bankrupt, or if a trustee or receiver is appointed for Maker’s property, or if Maker makes an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, then Payee may, at Payee’s option, declare all of the Indebtedness to be immediately due and payable without prior notice to Maker, and Payee may invoke any remedies permitted by this Note. Any attorneys’ fees and other expenses incurred by Payee in connection with Maker’s bankruptcy or any of the other events described in this Section 3 shall be additional Indebtedness of Maker secured by this Note.

     (e) There exists a material breach by Maker under (or a termination by any party of) a material contract of Maker (for purposes of this Section 4 a material contract shall mean any contract resulting in revenues of in excess of $10,000 per annum);

     (f) Maker is in default under any funded indebtedness, including but not limited to indebtedness evidenced by notes or capital leases, of Maker other than the amounts loaned pursuant to this Note; or

     (g) If Maker’s business undergoes a material adverse change in Payee’s reasonable opinion.

     If an Event of Default specified in Section 4(d) hereof occurs and is continuing, the principal amount of the Indebtedness, together with all accrued and unpaid interest thereon, shall automatically become and be immediately due and payable, without any declaration or other act on the part of Payee.

     5. Acceleration. Upon an Event of Default, the Payee may give written notice to the Maker of the occurrence of such Event of Default and Maker shall have the shorter of (i) thirty (30) days or (ii) such remedy period as set forth in the applicable provisions of Section 4 within which to cure such Event of Default. If the Event of Default is not cured within the applicable cure period, then, at the option of the Payee, Payee may declare the Maker in default (a “Default”) and all sums due hereunder shall become immediately due and payable.

     Any written notification from Payee to Maker hereunder shall be deemed to be written notification of an Event of Default, or Default, or rescission of Acceleration (as provided below), respectively, only if such notification, communication or other election shall (a) be clearly and distinctly identified as such a Notice of Event of Default, Notice of Default, or Notice of Rescission of Acceleration, respectively, and (b) be given by certified mail, return receipt requested or overnight delivery requiring acknowledgement of receipt, and any communication between the parties not so designated and delivered shall not be construed or deemed to be effective notice under this Section 5.

     6. Waivers. The Maker hereby waives presentment, demand for payment, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any waivers or modifications that may be granted or consented to by the Payee of this Note. No waiver by the Payee or any breach of any covenant of the Maker herein contained or any term or condition hereof shall be construed as a waiver of any subsequent breach of the same or of any other covenant, term or condition whatsoever.

     7. Enforcement. In the event that any Payee of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance of this Note, all late charges, and all costs and expenses of such action including reasonable attorney’s fees. The Maker waives the right to interpose any setoff, counterclaim or defense of any nature or description whatsoever.

     8. Replacement of Note. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon reimbursement to the Make of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note if mutilated, the Maker will make and delivery a new Note of like tenor in lieu of this Note.

     9. Amendments. This Note may not be changed, modified, amended, or terminated except by a writing duly executed by the Maker and the Payee.

     10. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

     11. Assignment. This Note may not be assigned, in whole or in part, by operation of law or otherwise, by the Maker without the prior written consent of the Payee in its sole and absolute discretion, and any purported assignment without the express prior written consent of the Payee shall be void ab initio. The Payee may assign any or all of its rights and interests hereunder to any party. Subject to the foregoing, this Note shall be binding upon, and inure to the benefit of, the successors and assigns of the Payee and the Maker.

[See attached Signature Page]

Signature Page
to Promissory Note
dated as of March 12, 2004

     IN WITNESS WHEREOF, the Maker has executed this Promissory Note by its duly authorized officer as of the 12th day of March, 2004.

ACCERIS COMMUNICATIONS INC.

By:

Name:

Title: